EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20190072815-75
Filing Date and Time 02/19/2019 1:14 PM
Entity Number C184-2001

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Sport Endurance, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

See attached Exhibit A.

The Board of Directors shall have the authority to amend the certificate of designation.

3.

The vote by which the stockholders holding share in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:              51

4.	Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

EXHIBIT "A"

The Articles are hereby amended by adding the following at the end of the Articles:

Notwithstanding any provision contained in the Corporation's Articles of Incorporation or Bylaws to the contrary, unless otherwise specifically prohibited by such class or series of preferred stock's certificate of designation, the Corporation's Board of Directors shall have the authority to amend the certificate of designation of the class or series, the number of the class or series and the voting powers, designations, preferences, limitations, restrictions and relative rights of the class or series of any of the Corporation' s classes or series of preferred stock without the vote of the class or series covered by the certificate of designation. This Section is intended to permit the Board of Directors to amend a class or series of the Corporation' s preferred stock notwithstanding the provisions of Section 78.1955 of the Nevada Revised Statutes.